SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               MEDIQ INCORPORATED
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                               MEDIQ INCORPORATED
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:
- --------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
- --------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------
(5) Total fee paid:
- --------------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
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(2) Form, Schedule or Registration Statement No.:
- --------------------------------------------------------------------------------
(3) Filing Party:
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(4) Date Filed:
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
                                    [ LOGO ]

                               MEDIQ INCORPORATED
                                ONE MEDIQ PLAZA
                       PENNSAUKEN, NEW JERSEY 08110-1460

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 23, 1995

                         ------------------------------

                                                                    May 22, 1995

To The Shareholders:

     The Annual Meeting of Shareholders of MEDIQ Incorporated will be held at 10:00 a.m. on Friday, June 23, 1995, at the Company's corporate headquarters, One MEDIQ Plaza, Pennsauken, New Jersey, for the following purposes:

          1. To elect a Board of eight Directors; and

          2. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on May 15, 1995 are entitled to notice of, and to vote at, the meeting.

     The Company's Annual Report for 1994 is enclosed.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING, BUT WHETHER OR NOT YOU PLAN TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY OR PROXIES IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          EUGENE M. SCHLOSS, JR.
                                          Secretary

                                    [ LOGO ]

                               MEDIQ INCORPORATED
                                ONE MEDIQ PLAZA
                       PENNSAUKEN, NEW JERSEY 08110-1460

                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

     The accompanying proxies are solicited by the Board of Directors of MEDIQ Incorporated ('Company'). The person giving a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company. The expense of this proxy solicitation will be paid by the Company. This proxy statement and the accompanying forms of proxy are first being mailed to shareholders on or about May 22, 1995. In addition to solicitation by mail, employees of the Company may personally solicit proxies.

     The Company had 17,791,863 shares of Common Stock, par value $1.00 per share ('Common Stock'), and 6,357,089 shares of Series A Preferred Stock, par value $.50 per share ('Preferred Stock'), outstanding and entitled to vote at the close of business on May 15, 1995. Only shareholders of record on that date will be entitled to vote.

     The holders of shares of Common Stock are entitled to one vote per share. The holders of shares of Preferred Stock are entitled to ten votes per share. The Common Stock and Preferred Stock generally vote together as a single class, except that the Company's Certificate of Incorporation provides that not less than 25% of the total number of directors of the Company will consist of individuals who are not officers or employees of the Company ('Outside Directors') and that such Outside Directors shall be elected solely by the holders of Common Stock, voting as a separate class. The Outside Directors nominated by the Board of Directors ('Board') for election are Lionel Felzer, Mark S. Levitan, H. Scott Miller, Bessie G. Rotko and Jacob A. Shipon.

     Members of the Board and the officers of the Company own in the aggregate 5,884,841 shares of Common Stock and 5,096,183 shares of Preferred Stock, or approximately 33% and 80% of the outstanding Common Stock and Preferred Stock, respectively (exclusive of stock options and securities convertible into common stock). These holdings entitle the Board and officers to an aggregate of 70% of the total outstanding votes on all matters scheduled to come before the meeting, except the election of Outside Directors, who are elected by the holders of Common Stock voting as a single class. In the election of Outside Directors, by virtue of their ownership of Common Stock, members of the Board and officers of the Company are entitled to cast an aggregate of 33% of the total outstanding votes. Each director, nominee and officer has advised the Company of the intention to vote his or her Common Stock for the election of those persons nominated by the Board for reelection as Outside Directors, and his or her Common Stock and Preferred Stock for the election of the persons nominated by the Board for election as directors not considered to be Outside Directors.

     It is intended that shares of stock represented by proxies in the accompanying form, unless otherwise specified, will be voted for the election of the persons nominated below. The votes will be tabulated by American Stock Transfer & Trust Co., the Company's transfer agent. Abstentions and broker non-votes will be treated in accordance with applicable provisions of Delaware law and the Certificate of Incorporation and Bylaws of the Company.

                             ELECTION OF DIRECTORS

     A Board of eight directors will be elected at the 1994 Annual Meeting. All directors are elected annually, and if elected, will serve until the next Annual Meeting and until the election and qualification of their successors. Shareholders do not have cumulative voting rights in the election of directors.

NOMINEES FOR ELECTION AS DIRECTORS

     Set forth below is information concerning the nominees for election as a director. The Board has no reason to anticipate that any nominee will decline or be unable to serve. In case any nominee does decline or is unable to serve, proxies may be voted for the election of a substitute nominee, or the Board may elect to reduce the number of directors.

NAME AND OFFICES                        DIRECTOR                   PRINCIPAL OCCUPATION AND EXPERIENCE DURING
WITH THE COMPANY              AGE         SINCE                 THE PAST FIVE YEARS, OTHER THAN WITH THE COMPANY
- ----------------              ---       --------                ------------------------------------------------
Michael J. Rotko                  56         1965   Partner, Drinker, Biddle & Reath (legal services); formerly U.S.
  Chairman of the Board                             Attorney, Eastern District of Pennsylvania; previously First Assistant
  of Directors                                      U.S. Attorney, Eastern District of Pennsylvania; previously Attorney in private practice
Jacob A. Shipon                   56         1981   Physician in private practice.
  Vice Chairman of the
  Board of Directors
Bernard J. Korman                 63         1977   Chairman of the Board of Directors, NutraMax Products, Inc. (consumer
  President, Chief                                  healthcare products) and PCI Services, Inc. (pharmaceutical packaging
  Executive Officer and                             services); Chairman of the Board of Directors and Chief Executive
  Director                                          Officer, PRN Holdings, Inc., a wholly-owned subsidiary of MEDIQ (life support and critical care equipment rental services); Director, Mental
                                                    Health Management, Inc. (behavioral health management services), The New
                                                    America High Income Fund (financial services), The Pep Boys, Inc. (auto supplies), Today's Man, Inc. (retail men's clothing sales), Omega
                                                    Healthcare Investors, Inc. (real estate investment trust) and MMI
                                                    Medical, Inc. (provider of specialized services to hospital radiology departments)
Michael F. Sandler                49         1994   Vice President, Treasurer and Director, PRN Holdings, Inc.; Vice
  Director, Senior Vice                             President and Chief Financial Officer, PCI Services, Inc. and Director,
  President -- Finance,                             and formerly Vice President and Chief Financial Officer, NutraMax
  Treasurer and Chief                               Products, Inc.; Director, Mental Health Management, Inc. and MMI
  Financial Officer                                 Medical, Inc.
Lionel Felzer                     71         1968   Retired; formerly Senior Vice President and Treasurer of the Company
  Director
Mark S. Levitan                   61         1981   Chairman of the Board of Directors of HOMECARE USA (home medical
  Director                                          equipment rentals); Vice President -- Consulting Division, MedQuist Inc.
                                                    (healthcare information services); formerly Partner, Management
                                                    Partners, Inc. (healthcare consultants), which was acquired in January
                                                    1994 by MedQuist Inc.; previously Executive Vice President and Chief
                                                    Operating Officer of the Company
H. Scott Miller                   45         1992   Partner, Pulsar Equity Partners (merchant banking); formerly Manager,
  Director                                          Private Investor Group, Miller, Anderson & Sherrerd (financial management services); previously Vice President, Investment Banking
                                                    Division, Goldman Sachs & Co. (investment banking services)
Bessie G. Rotko                   85         1989
  Director

     Regulations adopted by the Securities and Exchange Commission require the Company to identify persons who failed to file or filed late reports required under Section 16(a) of the Securities

Exchange Act of 1934. Generally, directors and officers are required to report changes in their ownership of the Company's equity securities. Based upon available information, the Company believes that all reports required to be filed in fiscal 1994 were filed on a timely basis except as follows: Mr. Korman filed a report in August 1994 to correct information as to holdings of the Company's convertible debentures in his retirement accounts and to report acquisitions in May and June 1994 of the Company's convertible debentures in such retirement accounts, indicating debentures convertible into an aggregate of 16,933 shares of the Company's Common Stock. The Company has undertaken a compliance program to assist in the timely filing of required reports.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held twenty-six meetings (including action by unanimous consent) during the fiscal year ended September 30, 1994. During this period, each director attended the meetings of the Board and of each committee of which he or she was a member. The Board of Directors has a Compensation Committee, a Stock Option Committee and an Audit Committee. The Board serves as the Nominating Committee, and will consider nominees recommended by shareholders in writing, addressed to the Secretary of the Company, not later than September 30 of each year.

     Messrs. Korman, Miller and Rotko, Mrs. Rotko and Dr. Shipon were members of the Compensation Committee during the 1994 fiscal year. This Committee reviews categories of compensation levels of the Company's employees and determines guidelines for the future, including incentive compensation. This Committee did not hold any meetings during the fiscal year.

     Messrs. Miller and Rotko, Mrs. Rotko and Dr. Shipon served as members of the Stock Option Committee during the 1994 fiscal year. This Committee is authorized to grant options to officers and key employees of the Company pursuant to the Company's Stock Option Plan. This Committee held two meetings during the fiscal year.

     Messrs. Felzer, Miller and Rotko, Mrs. Rotko and Dr. Shipon were members of the Audit Committee during the 1994 fiscal year. The primary responsibilities of this Committee are to recommend annually the independent public accountants for appointment by the Board as auditors for the Company, review the scope of the audit made by the accountants, review the audit reports submitted by the accountants, conduct such other reviews as the Committee deems appropriate and make reports and recommendations to the Board within the scope of its functions. This Committee held one meeting during the fiscal year.

RECENT DEVELOPMENTS

     In November 1994, a Special Committee of the Board of Directors was formed for the purpose of exploring alternative ways to maximize shareholder value. Among those matters to be considered by the Special Committee are the possible sale of all or substantially all the stock or assets of the Company, its wholly-owned subsidiaries or its equity investments to a buyer or group of buyers, which may include members of the management of the Company and its subsidiaries. The Board of Directors appointed Messrs. Rotko, Korman and Miller and Dr. Shipon to serve on the Special Committee. At a meeting of the Special Committee in November 1994, Mr. Korman advised the committee that, since members of the Company's management, including Mr. Korman, might be interested in proposing the purchase of the Company, in order to avoid any conflict of interest, he would resign from the committee for as long as management was involved in a potential purchase. In December 1994, the Company's Board of Directors decided that Mr. Korman shall join the committee in the event the Board of Directors is advised that a management group including Mr. Korman will not pursue the purchase of the Company. The Special Committee has retained the investment banking firm of Lazard Freres & Co. to act as its exclusive financial advisor to assist it in considering these alternatives.

     On March 14, 1995, the Company announced that it received an offer from MEDIQ Acquisition Corp., representing several members of the Company's management, including Messrs. Korman and Sandler, to acquire all of the outstanding common and preferred stock and repay or assume all debt of the Company and its subsidiaries in a transaction valued at $437 million. The offer was referred to the Special Committee for review. The offer proposed to pay stockholders $6.87 per share of common and preferred stock consisting of $4.00 in cash and $2.87, representing the current market value, as of that date, on a per share basis of the Company's equity investments in MMI Medical, Inc., NutraMax Products, Inc. and PCI Services, Inc., and the face value of the note receivable from Mental Health Management, Inc. The offer proposed distributing the equity investments and note either directly to stockholders of the Company or to a liquidating trust for the benefit of the stockholders of the Company. The offer was conditioned upon negotiating and executing a mutually acceptable merger agreement by April 14, 1995, and was subject to certain other customary conditions including financing, and among other matters specifically encouraged the Special Committee to continue to solicit other acquisition proposals from interested parties.

     On March 17, 1995, the Company announced that the Special Committee reviewed the offer that was made March 14, 1995 by MEDIQ Acquisition Corp. to acquire the Company, and recommended that the Board reject the offer as inadequate. In determining to recommend that the Board reject the offer, the Special Committee consulted with its investment bankers, Lazard Freres & Co. The Special Committee has advised MEDIQ Acquisition Corp. that it could submit an improved offer as part of that process.

     On April 13, 1995, the Company announced that its Board of Directors accepted the recommendation of its Special Committee rejecting the offer of MEDIQ Acquisition Corp. to acquire the Company. In accepting the Special Committee recommendation, the Board of Directors consulted with its investment bankers, Lazard Freres & Co. The Company also stated that it will continue to solicit offers for the Company and its wholly-owned subsidiaries including MEDIQ/PRN, and has directed Lazard Freres & Co. to continue its efforts in this regard. In addition, the Company announced that it entered into an agreement to sell Medifac, Inc., its healthcare facility planning, design and project management subsidiary, and certain real estate, to the management group of Medifac, led by James W. Eastwood, President and Chief Executive Officer of Medifac, for an aggregate sale price of $11.8 million. The Company also announced that it continues to focus on the sale of its non-core businesses including Health Examinetics, Inc., MEDIQ Mobile X-Ray Services, Inc. and MEDIQ Imaging Services, Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

OWNERSHIP BY MANAGEMENT

     The following table sets forth, as of April 1, 1995, the beneficial ownership of shares of the Company's Common Stock, par value $1.00 per share, and Series A Preferred Stock, par value $.50 per share, by each of the nominees for director of the Company, each executive officer named in the Summary Compensation Table (included elsewhere herein) and by all directors and officers of the Company as a group.

                                                          COMMON STOCK                      PREFERRED STOCK
                                               ----------------------------------  ----------------------------------
                                                                    PERCENT                             PERCENT
                                                  NUMBER           OF CLASS           NUMBER           OF CLASS
                    NAME                       OF SHARES(1)     OUTSTANDING(2)     OF SHARES(1)     OUTSTANDING(2)
- ---------------------------------------------  -------------  -------------------  -------------  -------------------
Michael J. Rotko                                    448,655(3)            2.5%          448,655(3)            7.0%
Bernard J. Korman(4)(5)                           2,051,625(6)           11.0%          801,030(6)           12.5%
Lionel Felzer                                       380,013(7)            2.1%              490(7)              *
Mark S. Levitan                                       5,134(8)              *
H. Scott Miller                                       3,700(9)              *             4,300(9)              *
Bessie G. Rotko(5)                                3,811,458(10)          21.5%        3,840,058(10)          60.0%
Michael F. Sandler(5)                               177,284(11)             *
Jacob A. Shipon(5)                                    1,650(12)             *             1,650(12)             *
Donald M. Gleklen(5)                                164,325(13)             *            25,465(13)             *
All directors and officers as a group (10
  persons)                                        7,165,404(14)          37.7%        5,134,661(14)          79.7%

- ------------------
* Less than one percent.
 (1) Unless otherwise noted below, beneficial ownership is based on sole voting and investment power with respect to the shares, and shares are held by the person listed or members of his or her family.
 (2) All percentages are rounded to the nearest tenth, and are based upon the number of shares outstanding, including, as appropriate, the shares referred to in the notes below.
 (3) Michael J. Rotko is the son of Bessie G. Rotko. Includes 7,308 shares of Common Stock and 7,308 shares of Preferred Stock, respectively, held as custodian for children. Mr. Rotko is a trustee of the Trust described in note 10, and may be deemed a beneficial owner of the shares owned by the Trust.
 (4) The address of Mr. Korman is One MEDIQ Plaza, Pennsauken, NJ 08110-1460.
 (5) The Company owns approximately 47% of the outstanding common stock of NutraMax Products, Inc. ('NutraMax Stock'). Mr. Korman, Mrs. Rotko, Dr. Shipon and Messrs. Sandler and Gleklen beneficially own 40,535, 3,600, 2,240, 17,880 and 27,000 shares, respectively, of NutraMax Stock, and all of the directors and officers of the Company, as a group (10 persons) beneficially own an aggregate of 98,255 shares of NutraMax Stock, which aggregate amount represents approximately one percent of the outstanding shares. The Company owns approximately 47% of the outstanding common stock of PCI Services, Inc. ('PCI Stock'). Messrs. Korman, Felzer and Miller, Mrs. Rotko and Messrs. Sandler and Gleklen beneficially own 94,000, 1,000, 4,000, 3,000, 27,000 and 5,000 shares, respectively, of PCI Stock, and all of the directors and officers of the Company as a group (10 persons) beneficially own an aggregate of 137,000 shares of PCI Stock, which aggregate amount represents approximately two percent of the outstanding shares.
 (6) Includes 21,204 shares of Common Stock and 21,204 shares of Preferred Stock, respectively, held as custodian for children, 36,800 shares of Common Stock owned by Mr. Korman's spouse, and 898,895 shares of Common Stock which may be acquired upon exercise of stock options, acquired upon conversion of outstanding convertible debentures, and/or held in retirement accounts.
 (7) Lionel Felzer is the brother-in-law of Bessie G. Rotko. Includes 31,726 shares of Common Stock which may be acquired upon exercise of stock options and 490 shares of Preferred Stock held in a retirement account. Mr. Felzer is a trustee of the Trust described in note 10, and may be deemed a beneficial owner of the shares owned by the Trust.
 (8) Includes 1,805 shares of Common Stock held in retirement accounts.
 (9) Mr. Miller provides financial advisory services to the Trust described in note 10. Includes 3,600 shares of Common Stock and 2,700 shares of Preferred Stock held in a retirement account and 1,600 shares of Preferred Stock held by the estate of Mr. Miller's mother.
                                              (Footnotes continued on next page)

(10) Mrs. Rotko is the income beneficiary, during her lifetime, of a trust created by her late husband, Bernard B. Rotko, M.D., who was the founder of the Company. The trust holds 3,570,969 shares of Common Stock and 3,570,969 shares of Preferred Stock. The Trustees, Bessie G. Rotko, Michael J. Rotko, Judith M. Shipon, Lionel Felzer and PNC Bank, National Association, share voting and investment power with respect to these shares, which are not included in the amounts set forth as being beneficially owned by the other named Trustees as individuals. The address of the Trustees is c/o Lionel Felzer, MEDIQ Incorporated, One MEDIQ Plaza, Pennsauken, New Jersey 08110-1460.
(11) Includes 172,784 shares of Common Stock which may be acquired upon exercise of stock options, acquired upon conversion of outstanding convertible debentures, or held in retirement accounts.
(12) Jacob A. Shipon is the son-in-law of Bessie G. Rotko. Excludes 459,007 shares of Common Stock and 458,757 shares of Preferred Stock, respectively, which are owned beneficially by Judith M. Shipon, Dr. Shipon's spouse, and as to which Dr. Shipon disclaims beneficial ownership. Judith M. Shipon is a trustee of the Trust described in note 10, and may be deemed a beneficial owner of the shares owned by the Trust.
(13) Includes 164,325 shares of Common Stock and 25,465 shares of Preferred Stock, respectively, which may be acquired upon exercise of stock options or held in retirement accounts.
(14) Includes an aggregate of 28,512 shares of Common Stock and 28,512 shares of Preferred Stock, respectively, held as custodian for children, 36,800 shares of Common Stock held by a spouse and an aggregate of 1,304,807 shares of Common Stock and 38,478 shares of Preferred Stock, respectively, which may be acquired upon exercise of stock options, acquired upon conversion of outstanding convertible debentures, and/or held in retirement accounts.

PRINCIPAL SHAREHOLDERS

     According to a filing with the Securities and Exchange Commission, Merrill Lynch & Co., Inc., together with certain affiliates, is the beneficial owner of an aggregate of approximately $7,141,000 principal amount, or approximately 13.8% of the Company's 7 1/4% Convertible Subordinated Debentures Due 2006, which are convertible into an aggregate of 952,109 shares of Common Stock, or approximately 5% of the outstanding Common Stock. The address of such shareholder is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281. Except as set forth in this paragraph and the table and notes thereto above, the Company is not aware of any person or entity which is the beneficial owner of more than five (5%) percent of any class of the voting securities of the Company.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the last three fiscal years to the Company's Chairman, Chief Executive Officer and each of the Company's two other executive officers during fiscal 1994.

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                          ANNUAL COMPENSATION    ---------------
                                                         ----------------------       STOCK          ALL OTHER
        NAME AND PRINCIPAL POSITION             YEAR       SALARY      BONUS       OPTIONS(#)     COMPENSATION(1)
- --------------------------------------------  ---------  ----------  ----------  ---------------  ---------------
Michael J. Rotko                                   1994  $   43,000          --             --               --
  Chairman

Bernard J. Korman                                  1994     395,000          --             --      $    50,000
  President and Chief                              1993     395,000          --        500,000(2)        46,000
  Executive Officer                                1992     395,000  $  240,000             --

Michael F. Sandler (3)                             1994     250,000     103,500             --            7,000
  Senior Vice President --                         1993     236,000          --        165,000(2)         7,000
  Finance, Treasurer & Chief                       1992     215,000     120,000        125,000
  Financial Officer

Donald M. Gleklen (4)                              1994     236,000          --        166,075(5)       252,000
  Senior Vice President --                         1993     236,000          --        166,075(2)        15,000
  Corporate Development                            1992     225,000     111,000             --

- ------------------
(1) Under transitional rules, amounts in the All Other Compensation column are not included for 1992. Amounts reported for Mr. Korman for 1994 include $42,139 of interest on certain compensation deferred in fiscal years 1985, 1986 and 1987, $2,310 representing the Company's matching contributions under the Employees' Savings Plan and $3,510 representing life insurance premiums. Amounts reported for Mr. Sandler for 1994 include $2,310 representing the Company's matching contributions under the Employees' Savings Plan and $870 representing life insurance premiums. Amounts reported for Mr. Gleklen for 1994 include $8,428 of interest on certain compensation deferred in fiscal years 1985, 1986 and 1987, $2,310 representing the Company's matching contributions under the Employees' Savings Plan and $2,250 representing life insurance premiums.

(2) Represents outstanding options to acquire shares of the Company's Common Stock and/or Preferred Stock for which exercise prices were reduced in August 1993 in connection with the distribution to the Company's stockholders of the stock of Mental Health Management, Inc. Pursuant to the rules of the Securities & Exchange Commission, these options were reported as new grants for fiscal 1993.

(3) The Company has an employment agreement with Mr. Sandler, expiring in November 1995, pursuant to which he is currently entitled to receive annual base salary of $250,000, and may also receive incentive compensation, depending upon the Company's performance.

(4) Mr. Gleklen had served as Senior Vice President -- Corporate Development of the Company since 1985, and resigned on March 2, 1994. Pursuant to an employment agreement with the Company, Mr. Gleklen received $127,000 for the remainder of fiscal 1994 (which is included as salary in the table), and pursuant to a severance agreement will receive $118,000 in each of fiscal 1995 and 1996 (which is included as other compensation in the table).

(5) Represents outstanding options for which the expiration dates were extended and/or which were reissued by the Company during fiscal 1994 in connection with Mr. Gleklen's severance agreement with the Company. Pursuant to the rules of the Securities & Exchange Commission, these options are reported as new grants for fiscal 1994.

STOCK OPTIONS

     The following table summarizes stock option activity during fiscal 1994 for the executive officers listed in the Summary Compensation Table. All options included in the table represent options which were previously outstanding for which the expiration dates were extended and/or which were reissued by the Company during fiscal 1994 in connection with Mr. Gleklen's severance agreement. Pursuant to the rules of the Securities and Exchange Commission, these options are reported as new grants for fiscal 1994.

                                 OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL REALIZABLE
                                         INDIVIDUAL GRANTS                            VALUE AT ASSUMED
                   -------------------------------------------------------------    ANNUAL RATES OF STOCK
                                % OF TOTAL                                         PRICE APPRECIATION FOR
                              OPTIONS GRANTED            MARKET PRICE               OPTION TERM (000'S)
                    OPTIONS   TO EMPLOYEES IN  EXERCISE     AT DATE    EXPIRATION  ----------------------
        NAME       GRANTED(1)   FISCAL YEAR      PRICE   OF REPRICING     DATE      0%(2)  5%(2)  10%(2)
- ------------------ ---------- ---------------  --------  ------------  ----------  ------  -----  ------
Michael J. Rotko           --        --              --          --            --      --     --      --
Bernard J. Korman          --        --              --          --            --      --     --      --
Michael F. Sandler         --        --              --          --            --      --     --      --
Donald M. Gleklen      71,429      41.5%        $ 3.057   $   3.938     9/30/1996  $   63  $  98  $  136
                       15,000       8.7%          3.494       4.063     2/17/2000      --     --       4
                       28,716      16.7%          2.729       4.063    10/10/1998      --      5      12
                        9,675       5.6%          4.513       4.063     9/30/1996      38     63      92
                       15,790       9.2%          4.149       4.063     9/30/1996       9     27      50
                        9,675(3)   20.5% (3)      4.487       3.906     9/30/1996      --     --       2
                       15,790(3)   33.4% (3)      4.125       3.906     9/30/1996      --      3       9

- ------------------
(1) Unless otherwise indicated, options are to purchase shares of the Company's Common Stock.
(2) The information in these columns illustrates the value that might be realized upon exercise of the options assuming the specified compound rates of appreciation of the Company's Common Stock and/or Preferred Stock over the term of the options. The potential realizable value columns do not take into account amounts required to be paid for federal or state income taxes, or option provisions regarding termination of the option following termination of employment or nontransferability requirements. These amounts were calculated based on requirements of the Securities and Exchange Commission, and do not necessarily reflect the Company's estimate of future stock price growth.
(3) Represents options to purchase shares of the Company's Preferred Stock.

     The following table provides information relating to the value of unexercised options held by the above-named executive officers at the end of fiscal 1994.

                UNEXERCISED STOCK OPTIONS AT FISCAL YEAR END (1)

                             NUMBER OF SECURITIES UNDERLYING                 VALUE OF UNEXERCISED
         NAME             UNEXERCISED OPTIONS AT YEAR END(#)(2)      IN-THE-MONEY OPTIONS AT YEAR END(3)
- ----------------------  -----------------------------------------  ----------------------------------------
Michael J. Rotko                               --                                          --
Bernard J. Korman                         500,000                                $    581,500
Michael F. Sandler                        165,000                                     146,315
Donald M. Gleklen                         166,075(4)                                  111,446

- ------------------
(1) No stock options were exercised during fiscal 1994 by the named executive officers.
(2) Unless otherwise noted, options are to acquire shares of the Company's Common Stock. All options indicated are currently exercisable.
(3) Based upon the closing prices at September 30, 1994.
(4) Includes options to acquire 25,465 shares of the Company's Preferred Stock.

RETIREMENT PLAN

     The following table shows the estimated annual pension benefits payable upon retirement to participants of the Company's noncontributory defined benefit pension plan (the 'Pension Plan') for various salary levels and years of service:

                                     ESTIMATED ANNUAL BENEFITS
                                   PAYABLE AT AGE 65 FOR VARIOUS
     AVERAGE ANNUAL                  YEARS OF PLAN MEMBERSHIP
  COMPENSATION DURING     -----------------------------------------------
    PLAN MEMBERSHIP           10          20          30          40
- ------------------------  ----------  ----------  ----------  -----------
        $500,000          $   19,280  $   37,575  $   55,740  $    65,016
         400,000              19,280      37,575      55,740       65,016
         300,000              19,280      37,575      55,740       65,016
         200,000              19,280      37,575      55,740       65,016
         100,000              12,280      23,575      34,740       40,516

     Average annual compensation is based upon the participant's annual compensation (including bonuses and similar special pay), as more fully defined in the Pension Plan, over the number of years of participation up to a maximum of 35 years. During fiscal 1994, the maximum amount of annual compensation which may be included for Pension Plan purposes is $150,000. The figures shown above apply under the Pension Plan as of December 31, 1994. Estimated annual benefits are determined in part by the average Social Security wage base during the 35 years ending in the year of Social Security Normal Retirement Age. The benefit amounts listed are not subject to any deduction for Social Security or other offset amounts. As a result of limitations imposed under Federal income tax law, the maximum annual benefit payable under the Pension Plan is $118,800, although the amount will be actuarially adjusted in accordance with Federal income tax regulations if payments commence prior to or following the date that unreduced Social Security benefits become payable. As of December 31, 1994, Messrs. Korman, Sandler and Gleklen had 20, 6 and 10 years of service credited, respectively, under the Pension Plan. Mr. Rotko did not participate in the Pension Plan.

COMPENSATION OF DIRECTORS

     Directors who are officers of the Company or of any subsidiary of the Company receive no additional compensation for their service as directors or as members of committees of the Board. Non-officer directors received an annual director's fee of $15,000 for their services in such capacity during fiscal 1994.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The compensation arrangements of the Company reflect the philosophy of the Compensation Committee and Stock Option Committee of the Company's Board of Directors, and the Board of Directors as a whole, that a significant portion of the annual compensation of the Company's Chief Executive Officer and the Company's other executive officers should be linked to the Company's performance. The Company's compensation programs are designed to provide competitive financial rewards for successfully meeting the Company's strategic and operating objectives, with the purposes of retaining personnel and supporting a performance-oriented environment.

     The compensation of the Company's President and Chief Executive Officer is determined by the Compensation Committee. During fiscal 1994, the compensation of the Company's other executive officers was determined by the Company's President and Chief Executive Officer based upon the compensation philosophy of the Compensation Committee, the Stock Option Committee and the Board of Directors as a whole, and his subjective assessment of the contribution of such officers to the Company.

     The compensation of the Company's Chief Executive Officer and other executive officers is comprised of annual salary and cash and stock incentives based on annual and long-term results of the Company. Mr. Sandler's annual salary is based on an employment agreement, which commenced in 1988, with annual increases based on the President and Chief Executive Officer's subjective evaluation of Mr. Sandler's individual performance, level of responsibilities and the Company's overall performance. Mr. Sandler's annual salary was increased in the first quarter of fiscal 1994 from $236,000 to $250,000 in accordance with the terms of his employment agreement with the Company, and in recognition of his assumption of increased responsibilities as a result of the continued downsizing of the Company's corporate staff and Mr. Gleklen's departure. In connection with Mr. Gleklen's resignation in March 1994, and in accordance with the terms of his employment agreement with the Company, he continued to receive salary through September 30, 1994 (the termination date of such agreement). In addition, in recognition of his ten years of service with the Company, the Company entered into a severance agreement with Mr. Gleklen pursuant to which he will receive one year's salary (or $236,000) as severance payable over two years. Pursuant to the severance agreement, Mr. Gleklen continues to be available to the Company on an as-needed consulting basis.

     Mr. Korman's base salary has not increased since 1989. Changes in Mr. Korman's annual salary, if any, would be determined by the Compensation Committee based upon an analysis of his performance during the year and the Company's overall performance. In particular, the Committee would evaluate Mr. Korman's leadership of the Company during a very challenging period in the Company's operations -- the implementation of the Company's strategic plan to reduce debt, clarify corporate focus, enhance shareholder value and increase market liquidity. Mr. Korman does not participate in deliberations concerning his compensation.

     The Company has an incentive compensation plan which rewards executive officers based upon individual performance and the Company's achievement of its internal financial objectives. The plan provides for annual cash bonuses for the Company's executive officers ranging from 10% to 60% of base salary, with each executive officer becoming entitled to receive a percentage of the bonus potential based upon the percentage achievement of the Company's internal operating objectives. Through this plan, a significant portion of each executive officer's annual total compensation is placed at risk in order to provide an incentive toward sustained high performance. For Messrs. Korman, Sandler and Gleklen, the bonus potential is entirely dependent upon the Company's operating performance, without regard to individual achievements. For fiscal 1994, the Company did not meet its projected financial goals and, as a result, Messrs. Korman, Sandler and Gleklen did not receive any bonus payments under this plan. However, in recognition of Mr. Sandler's extraordinary performance on behalf of the Company in connection with a significant acquisition in 1994, he received a bonus payment in the amount of $103,500. The amount of this special bonus was determined by the Company's President and Chief Executive Officer, and is equal to the bonus that Mr. Sandler would have received under the Company's incentive compensation plan had the Company achieved its objectives.

     In addition, it is the policy of the Stock Option Committee and the Board of Directors to utilize stock options to provide a link between compensation and the market performance of the Company's stock, and to focus attention of management on the enhancement of shareholder value. Since the adoption of the Company's stock option plans in 1981 and 1987, the Company's executive officers have all been granted options to acquire shares of the Company's stock. If the efforts of the executive officers create additional value for the Company's shareholders, evidenced by increases in the Company's stock price, the officers will also benefit through appreciation of the potential value of outstanding stock options. The Stock Option Committee believes that the long-term nature of stock options also encourages executive officers to remain in the employ of the Company. As required by his employment agreement and severance agreement with the Company and in recognition of his continued availability to the Company, all of Mr. Gleklen's stock options were reissued on the same terms, and certain stock options which were scheduled to expire in September 1994 and January 1995 were extended to September 1996.

COMPENSATION COMMITTEE                STOCK OPTION COMMITTEE
Bernard J. Korman                     H. Scott Miller
H. Scott Miller                       Bessie G. Rotko
Bessie G. Rotko                       Michael J. Rotko
Michael J. Rotko                      Jacob A. Shipon
Jacob A. Shipon

STOCK PERFORMANCE CHART

     The following chart compares the percentage change in the cumulative total shareholder return on the Company's Common Stock, the Standard & Poors 500 Index and the Standard & Poors Medical Products and Supplies Index.

                       MEDIQ Incorporated      S & P 500 Index     S & P Medical Products & Supplies Index
9/89                   100                     100                 100
9/90                    49                      91                 107
9/91                    78                     119                 168
9/92                    97                     132                 164
9/93                   102                     149                 124
9/94  Fiscal Year End   91                     155                 159
12/94 Quarter End       88                     155                 160
3/95  Quarter End      119                     170                 188

$100 invested on 9/30/89 in Stock or Index -- including reinvestment of dividends. Fiscal year ending September 30.

                 CERTAIN TRANSACTIONS / COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

NUTRAMAX PRODUCTS, INC.

     The Company owns approximately 47% of the common stock of NutraMax. Messrs. Korman, Sandler and Gleklen, Mrs. Rotko and Dr. Shipon are shareholders of NutraMax, and Mr. Korman is Chairman of the Board of Directors of NutraMax. Messrs. Gleklen and Sandler are directors of NutraMax, and Messrs. Korman and Sandler are officers of NutraMax. For the fiscal year ended September 30, 1994, the Company was paid $100,000 by NutraMax pursuant to a services agreement for accounting, legal, tax and other services. The Company and NutraMax have a tax allocation/sharing agreement, which provides that NutraMax will reimburse the Company for any future tax assessment against the Company resulting from NutraMax's operations, and the Company will reimburse NutraMax for any future tax benefit resulting from NutraMax's operations, for periods of time during which NutraMax was a member of the Company's consolidated federal tax group. NutraMax was included in the Company's consolidated group until August 1991. NutraMax obtains certain of its insurance through the Company's insurance programs. For the fiscal year ended September 30, 1994, NutraMax paid $464,000 of insurance premiums under these programs.

PCI SERVICES, INC.

     The Company owns approximately 47% of the common stock of PCI. Messrs. Korman, Felzer, Sandler and Gleklen and Mrs. Rotko are shareholders of PCI, Mr. Korman is Chairman of the Board of Directors of PCI and Mr. Sandler is Vice President and Chief Financial Officer of PCI. For the fiscal year ended September 30, 1994, the Company was paid $100,000 by PCI pursuant to a services agreement for accounting, legal, tax and other services. The Company and PCI have a tax allocation/sharing agreement, which provides that PCI will reimburse the Company for any future tax assessment against the Company resulting from PCI's operations, and the Company will reimburse PCI for any future tax benefits resulting from PCI's operations, for periods of time during which PCI was a member of the Company's consolidated federal tax group. PCI was included in the Company's consolidated group until January 1992. Pursuant to an agreement with the Company, PCI was responsible for the principal and interest payments related to the debt service on PCI's Pennsauken, New Jersey facility, and the costs related to ownership and operation of the facility through February 1994, when the facility was transferred to PCI for consideration consisting of the assumption of the mortgage. During fiscal 1994, PCI paid $173,000 for such operating expenses, including interest, and $69,000 of principal repayment. As of February 1994, the remaining principal amount of the mortgage was $2,490,000. PCI obtains certain of its insurance through the Company's insurance programs. For the fiscal year ended September 30, 1994, PCI paid $681,000 of insurance premiums under these programs.

LEGAL FEES

     For the fiscal year ended September 30, 1994, the Company incurred legal fees of approximately $250,000 to Drinker Biddle & Reath, a law firm of which Mr. Rotko is a partner. During fiscal 1994, the Company was not charged by Drinker Biddle & Reath for any of Mr. Rotko's time on Company matters.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Deloitte & Touche, Certified Public Accountants, to audit the financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1995. A representative of Deloitte & Touche will be present at the meeting, and will be available to respond to appropriate questions from shareholders.

                                 OTHER BUSINESS

     The Board is not aware of any business to be presented for action at the meeting, other than the election of directors. However, should any other matter requiring a vote of shareholders arise, the agents named in the Company's proxies will vote in accordance with their own best judgment.

                             SHAREHOLDER PROPOSALS

     In order for proposals of shareholders to be considered for inclusion in the proxy materials for the 1996 Annual Meeting, such proposals must be received by the Secretary of the Company not later than October 1, 1995.

                                                              COMMON STOCK PROXY
                               MEDIQ Incorporated
                                One MEDIQ Plaza
                          Pennsauken, New Jersey 08110

          This Proxy is solicited on behalf of the Board of Directors.

        The undersigned hereby appoints Michael J. Rotko and Bernard J. Korman as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of MEDIQ Incorporated held of record by the undersigned on May 15, 1995, at the annual meeting of shareholders to be held on June 23, 1995, or any adjournment(s) thereof.

1. ELECTION OF DIRECTORS

        The nominees for election as Directors are: M. Rotko, J. Shipon,
B. Korman, M. Sandler, L. Felzer, M. Levitan, H.S. Miller and B. Rotko.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) thereof.

        This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of all nominees for election as Directors and FOR proposal 2.

                  (Continued and to be signed on reverse side)

/x/ Please mark your
    votes as in this
    example.

                      FOR    WITHHELD
1. Election of        / /        / /
   Directors -
   For, except
   vote withheld from the following nominee(s):

   ____________________________________________

                                        Please sign exactly as name appears
                                        below. When shares are held by joint
                                        tenants, both should sign. When signing
                                        as attorney, or as executor,
                                        administrator, trustee or guardian,
                                        please give full title as such. If a
                                        corporation, please sign in full
                                        Corporate name by President or other
                                        authorized officer. If a partnership,
                                        please sign in partnership name by
                                        authorized person.

                                        ________________________________________
                                                       Signature

                                        ________________________________________
                                                Signature if held jointly

                                        Dated: ___________________________, 1995

                                        Please promptly mark, sign, date and
                                        return the proxy card using the enclosed envelope.

                                                           PREFERRED STOCK PROXY
                               MEDIQ Incorporated
                                One MEDIQ Plaza
                          Pennsauken, New Jersey 08110

          This Proxy is solicited on behalf of the Board of Directors.

        The undersigned hereby appoints Michael J. Rotko and Bernard J. Korman as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Preferred Stock of MEDIQ Incorporated held of record by the undersigned on May 15, 1995, at the annual meeting of shareholders to be held on June 23, 1995, or any adjournment(s) thereof.

1. ELECTION OF DIRECTORS

The nominees for election as Directors are: M. Rotko, B. Korman, and M. Sandler.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) thereof.

        This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of all nominees for election as Directors and FOR proposal 2.

                 (Continued and to be signed on reverse side.)

/x/ Please mark your
    votes as in this
    example.

                      FOR    WITHHELD
1. Election of        / /        / /
   Directors -
   For, except
   vote withheld from the following nominee(s):

   ____________________________________________

                                        Please sign exactly as name appears
                                        below. When shares are held by joint
                                        tenants, both should sign. When signing
                                        as attorney, or as executor,
                                        administrator, trustee or guardian,
                                        please give full title as such. If a
                                        corporation, please sign in full
                                        Corporate name by President or other
                                        authorized officer. If a partnership,
                                        please sign in partnership name by
                                        authorized person.

                                        ________________________________________
                                                       Signature

                                        ________________________________________
                                                Signature if held jointly

                                        Dated: ___________________________, 1995

                                        Please promptly mark, sign, date and
                                        return the proxy card using the enclosed envelope.